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EXHIBIT 11.1


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                                        ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                                                 COMPUTATION OF NET INCOME PER SHARE
                                                (In thousands, except per share data)


                                                                              Three Months Ended               Nine Months Ended
                                                                                    March 31,                      March 31,
                                                                             -----------------------         -----------------------
                                                                              1997            1996            1997            1996
                                                                             -------         -------         -------         -------
Primary
     Weighted average common shares
       outstanding                                                            30,974          25,310          30,932          21,752
     Weighted average common equivalent
       shares assuming conversion of stock
       options under the treasury stock method                                   614             992             671           2,771
     Common and common equivalent shares
       pursuant to Staff Accounting Bulletin No. 83                             --             1,211            --             2,824

                                                                             -------         -------         -------         -------
Shares used in per share calculation                                          31,588          27,513          31,603          27,347
                                                                             -------         -------         -------         -------

Net income                                                                   $ 4,633         $ 3,101         $17,004         $12,728
                                                                             =======         =======         =======         =======

Net income per share                                                         $  0.15         $  0.11         $  0.54         $  0.46
                                                                             =======         =======         =======         =======

Net income per share is presented under the primary basis as the effect of dilution under the fully diluted basis is less than 3%.
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